Exhibit 4.4

Third Supplemental Indenture

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 6, 2020, by and among Quorum Health Corporation, a Delaware corporation (the “Issuer”), the subsidiaries party hereto (the “Guarantors”) and Wilmington Savings Fund Society, FSB (as successor to Regions Bank), as Trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of April 22, 2016 (as previously amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance on such date of an aggregate principal amount of $400,000,000 of 11.625% Senior Notes due 2023 (the “Notes”) of the Issuer;

WHEREAS, Section 9.2 of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend, supplement or otherwise modify the Indenture (other than certain provisions enumerated in Section 9.2(b) of the Indenture) with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes);

WHEREAS, the Issuer has received, and filed with the Trustee evidence of, the consent of the Holders of a majority in principal amount of the Notes outstanding to the amendments contemplated hereby;

WHEREAS, the execution of this Supplemental Indenture by the Issuer has been authorized by a Board Resolution;

WHEREAS, the Issuer has delivered to the Trustee simultaneously with the execution of this Supplemental Indenture, such Board Resolution and a duly executed Officer’s Certificate and Opinion of Counsel, as contemplated by Sections 9.6 and 13.4 of the Indenture, and the Issuer and the Guarantors have satisfied all other conditions required under Article IX of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture;

WHEREAS, the Issuer desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture as set forth herein in accordance with its terms; and

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

Article I

DEFINITIONS

Section 1.1.Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Article II

AMENDMENTS TO INDENTURE

Section 2.1.Amendments to Indenture.

(a)The first paragraph of Section 2.12 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note, including for purposes of determining which Notes are outstanding for consent or voting purposes hereunder, except to the extent set forth in Section 13.6.”

(b)The last paragraph of Section 9.2 of the Indenture is hereby deleted in its entirety.

(c)Section 13.6 of the Indenture is hereby amended and restated in its entirety to read as follows:

“When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of any of them shall be disregarded and deemed not to be outstanding only in the circumstances expressly required by Section 315(d)(3) and Section 316(a) or any other provision of the Trust Indenture Act that so expressly requires and such Notes shall be deemed to be outstanding with respect to any direction, waiver or consent outside of those provisions expressly specified in Section 315(d)(3) and Section 316(a) or any such other provision of the Trust Indenture Act that so expressly requires.  For the avoidance of doubt, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  In connection with any such direction, waiver or consent, the Issuer shall furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned by or for the account of any of the above-described Persons and required to be disregarded and deemed not to be outstanding in accordance with this Section 13.6. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.”

Article III

EFFECTIVENESS

Section 3.1.Effectiveness.  This Supplemental Indenture shall become effective immediately, and the amendments set forth in Article II hereof shall become operative immediately, upon its execution and delivery by the parties hereto.

Article IV

MISCELLANEOUS

Section 4.1.Parties and Successors.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.  All agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture, the Indenture and the Notes shall bind their respective successors.

Section 4.2.Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.3.Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.4.Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.5.The Trustee.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 4.6.Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 4.7.Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

QUORUM HEALTH CORPORATION,
as the Issuer

By:	/s/ Lee C. Fleck Name: Lee C. Fleck Title: Vice President of Finance
and Treasurer

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee

By:	/s/ Geoffrey J. Lewis Name: Geoffrey J. Lewis Title: Vice President

[Signature Page to Supplemental Indenture]

By:	/s/ Lee C. Fleck Name: Lee C. Fleck Title: Vice President of Finance
and Treasurer
Acting on behalf of each of the
Guarantors set forth below

Anna Hospital Corporation

Big Bend Hospital Corporation

Blue Island Illinois Holdings, LLC

Blue Ridge Georgia Holdings, LLC

Deming Hospital Corporation

Evanston Hospital Corporation

Forrest City Arkansas Hospital Company, LLC

Forrest City Holdings, LLC

Fort Payne Hospital Corporation

Galesburg Hospital Corporation

Granite City Hospital Corporation

Granite City Illinois Hospital Company, LLC

Hospital of Barstow, Inc.

Hospital of Louisa, Inc.

Jackson Hospital Corporation (KY)

Lexington Hospital Corporation

Marion Hospital Corporation

MMC of Nevada, LLC

MWMC Holdings, LLC

National Healthcare of Mt. Vernon, Inc.

Phillips Hospital Company, LLC

QHC California Holdings, LLC

QHCCS, LLC

Quorum Health Investment Company, LLC

Quorum Health Resources, LLC

Red Bud Hospital Corporation

Red Bud Illinois Hospital Company, LLC

San Miguel Hospital Corporation

Tooele Hospital Corporation

Triad of Oregon, LLC

Waukegan Hospital Corporation

Waukegan Illinois Hospital Company, LLC

Williamston Hospital Corporation

[Signature Page to Supplemental Indenture]